Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

TRAILBLAZER MERGER CORPORATION I

Trailblazer Merger Corporation I, a corporation existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows::

FIRST:         The name of the Corporation is Trailblazer Merger Corporation I

SECOND:    The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 12, 2021 (the “Certificate of Incorporation”).

THIRD:        The Corporation has not received any payment for any of its stock and has no stockholders. Resolutions were duly adopted, pursuant to Section 241 and 245 of the General Corporation Law of the State of Delaware, setting forth a proposed amendment of the Certificate of Incorporation of the Corporation and declaring said amendment advisable by written consent of the sole director. The Certificate of Incorporation is hereby amended by striking Article FIFTH thereof in its entirety and substituting in lieu thereof a new Article FIFTH, which shall read in its entirety as follows:

“FIFTH: The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 10,000,000 shares, consisting of (a) 9,000,000 shares of common stock (the “Common Stock”), including (i) 7,000,000 shares of Class A Common Stock (the “Class A Common Stock”), and (ii) 2,000,000 shares of Class B Common Stock (the “Class B Common Stock”), and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”).”

FOURTH: All other provisions of the Certificate of Incorporation shall remain in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 17th day of May 2022.

Name: Arie Rabinowitz
Title: Chief Executive Officer